Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER 2011 RESULTS

Reston, VA — May 10, 2011 — Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter of fiscal year 2011, which ended April 1, 2011.

In its second quarter of fiscal year 2011, Learning Tree reported revenues of $30.4 million, a loss from operations of $1.6 million, and a net loss of $1.0 million or $0.07 per share. These results compare with revenues of $28.3 million, a loss from operations of $2.2 million, and a net loss of $1.3 million or $0.09 per share in its second quarter of fiscal year 2010.

For the first six months of fiscal year 2011, revenues were $66.0 million, income from operations was $1.4 million, and net income was $1.0 million or $0.07 per share. This compares to revenues of $60.8 million, income from operations of $1.7 million and net income of $1.2 million or $0.08 per share in for the first six months of fiscal year 2010.

“This is our fourth consecutive quarter of year-over-year revenue growth,” commented Learning Tree President and CEO Nicholas R. Schacht. “We are encouraged that our corporate and government customers have sustained a moderate increase in their purchases of Learning Tree training for the professional development of their employees.

“Because we perceive continued improvement in our market, we have resumed several revenue growth initiatives which had been underway and successfully generating growth prior to us putting them on hiatus during the recent recession. These include increasing the breadth and depth of our course title library, increasing the size of our sales force, and increasing our use and marketing of Learning Tree AnyWare™. AnyWare is our proprietary on-line learning platform that allows individuals located anywhere in the world to use their Internet browser to participate in live instructor-led classes being conducted in Learning Tree Education Centers or at customer locations. We would expect these growth initiatives to impact revenues in our fiscal year 2012 and beyond.

“In addition to focusing on revenue growth, we have continued to manage our business tightly, producing a modest profitability improvement in our second quarter of fiscal year 2011 compared to the same period in our prior year. We have taken further cost control actions near the end of our second quarter this year, and we expect these actions to result in further profitability increases in our third quarter of fiscal year 2011 and beyond.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss second quarter fiscal year 2011 results is scheduled at 4:30 p.m. (EDT) May 10, 2011. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 1, 2011	April 2, 2010	April 1, 2011	April 2, 2010
Revenues	$30,402	$28,293	$66,034	$60,798
Cost of revenues	14,819	13,696	30,609	27,723

Gross profit	15,583	14,597	35,425	33,075

Operating expenses:
Course development	1,842	1,873	3,819	3,590
Sales and marketing	8,060	7,679	15,725	14,480
General and administrative	7,278	7,215	14,519	13,291

Total operating expenses	17,180	16,767	34,063	31,361

Income (loss) from operations	(1,597)	(2,170)	1,362	1,714

Other income (expense), net	(33)	137	(14)	360

Income (loss) before income taxes	(1,630)	(2,033)	1,348	2,074
Provision (benefit) for income tax	(634)	(762)	381	922

Net income (loss)	$(996)	$(1,271)	$967	$1,152

Earnings (loss) per share — diluted	$(0.07)	$(0.09)	$0.07	$0.08

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	April 1, 2011	October 1, 2010
Cash and cash equivalents	$31,545	$34,449
Available for sale securities	9,543	4,997
Trade accounts receivable, net	15,249	18,311
Prepaid expenses and other	7,066	7,008

Total current assets	63,403	64,765
Depreciable assets, net and other	37,204	35,408

Total assets	$100,607	$100,173

Accounts payable and accrued liabilities	$16,092	$16,484
Deferred revenues	35,196	35,745

Total current liabilities	51,288	52,229
Other	13,463	13,172

Total liabilities	64,751	65,401

Stockholders' equity	35,856	34,772

Total liabilities and stockholders' equity	$100,607	$100,173